Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 7, 2019, with respect to the financial statements of OncoMed Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of OncoMed Pharmaceuticals, Inc., incorporated by reference in Amendment No. 1 to the Registration Statement (Form F-4) and related Proxy/Prospectus of Mereo BioPharma Group plc for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California
March 14, 2019